Exhibit 107

Calculation of Filing Fee Table

SC TO-I

(Form Type)

REE Automotive Ltd.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Transaction Valuation

	Transaction Valuation		Fee Rate	Amount of filing fee
Fees to Be Paid	$2,334,375	(1)	$92.70 per $1,000,000	$216.40
Fees Previously Paid
Total Transaction Value				$2,334,375
Total Fees Due for Filing				$216.40
Total Fees Previously Paid
Total Fee Offsets				—
Net Fee Due				$216.40

(1)	The transaction valuation is estimated solely for purposes of calculating the amount of the filing fee. REE Automotive Ltd. (the “Company”) is offering holders of a total of 15,562,500 public and private placement warrants to purchase its Class A ordinary shares, without par value (“Class A ordinary shares”), outstanding as of August 22, 2022 the opportunity to exchange such warrants and receive 0.20 Class A ordinary shares in exchange for each warrant. The transaction value was determined by using the average of the high and low prices of the public warrants as reported on the Nasdaq Stock Market on August 22, 2022, which was $0.15 per warrant.